Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Preliminary Prospectus of Applied UV, Inc. on Form S-1 Amendment No.1 (File No. 333-274879) of our report dated March 31, 2023, on the consolidated financial statements of Applied UV, Inc. as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022, which appears in the Annual Report on Form 10-K of Applied UV, Inc. for the year ended December 31, 2022. We also consent to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ Mazars USA LLP

Fort Washington, PA

October 27, 2023